Stephen J. Crowe	Chevron Corporation
Vice President and	6001 Bollinger Canyon Road
Chief Financial Officer	San Ramon, CA 94583-2324
Tel 925 842 3237
Fax 925 842 6047

June 23, 2005

Via Facsimile

Unocal Corporation

2141 Rosecrans Avenue, Suite 4000

El Segundo, California 90245

Attention:	Mr. Samuel H. Gillespie, III
Senior Vice President, Chief Legal Officer & General Counsel/Law

Reference is hereby made to the Agreement and Plan of Merger, dated as of April 4, 2005, by and among Unocal Corporation (the "COMPANY") Chevron Corporation (formerly Chevron Texaco Corporation) and Blue Merger Sub Inc. (the "MERGER AGREEMENT"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

Section 7.9(a) of the Merger Agreement provides that the Company may furnish information and access to any Person making an unsolicited Acquisition Proposal and participate in discussions and negotiate with such Person concerning such unsolicited Acquisition Proposal if, in any such case, pursuant to subclause (i) of the third sentence of Section 7.9(a), the Board makes certain findings and conclusions. From and after the date hereof and until the date of the Company's shareholder vote with respect to the Merger Agreement, we hereby irrevocably waive the Company's compliance with the provisions of subclause (i) of Section 7.9(a) in respect of CNOOC Limited and its representatives.

For the avoidance of doubt, nothing in this letter agreement shall relieve the Company of the obligation to comply with the other provisions of the Merger Agreement, including the other provisions of Section 7.9.

Very truly yours,

CHEVRON CORPORATION

/S/ Stephen J. Crowe

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STEPHEN J. CROWE

Vice President and Chief Financial Officer

BLUE MERGER SUB INC.

/S/ Stephen J. Crowe

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STEPHEN J. CROWE

Vice President, Secretary and Treasurer

cc: Mr. Daniel A. Neff, Wachtell, Lipton, Rosen & Katz